NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 07, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 20, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BNY Mellon Municpal Income Inc, and BNY Mellon AMT-Free Municpal Bond Fund became effective on June 20, 2025. Each share of Common Stock of BNY Mellon Municipal Income Inc, held will be converted into a number of Class A shares of BNY Mellon AMT-Free Municipal Bond Fund, without interest, less any applicable fee, and tax, The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 18, 2025.